SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                   ----------

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement Definitive Additional Materials
/ /  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                      THE EMPIRE DISTRICT ELECTRIC COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/   No fee required
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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     previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     ---------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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

                      THE EMPIRE DISTRICT ELECTRIC COMPANY
                                602 Joplin Street
                             Joplin, Missouri 64801

                                                                  March 29, 2000

Dear Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:30 a.m., Joplin time, on Thursday, April 27, 2000 at the John Q. Hammons Convention Center, 3615 South Range Line, Joplin, Missouri.

     At the meeting, stockholders will be asked to elect four persons to the Company's Board of Directors for three-year terms.

     Your participation in this meeting, either in person or by proxy, is important. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy promptly. At the meeting, if you desire to vote in person, you may withdraw your proxy.


                                 Sincerely,




                                  M.W. McKinney
                                  President and Chief Executive Officer

                      THE EMPIRE DISTRICT ELECTRIC COMPANY
                                602 Joplin Street
                             Joplin, Missouri 64801


                               -------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ------------------


To the Holders of Common Stock:

     Notice is hereby given that the Annual Meeting of Stockholders of The Empire District Electric Company (the "Company") will be held on Thursday the 27th of April, 2000, at 10:30 a.m., Joplin time, at the John Q. Hammons Convention Center, 3615 South Range Line, Joplin, Missouri, for the following purposes:

     1.   To elect four Directors for terms of three years.

     2. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Any of the foregoing may be considered or acted upon at the first session of the meeting or at any adjournment or adjournments thereof.

     Holders of Common Stock of record on the books of the Company at the close of business on March 1, 2000 will be entitled to vote on all matters which may come before the meeting or any adjournment or adjournments thereof. A complete list of the stockholders entitled to vote at the meeting will be open at the office of the Company, 602 Joplin Street, Joplin, Missouri, to examination by any stockholder for any purpose germane to the meeting, for a period of ten days prior to the meeting, and also at the meeting.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE REQUESTED, REGARDLESS OF THE NUMBER OF SHARES OF STOCK OWNED, TO SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

Joplin, Missouri
Dated:  March 29, 2000

                                   J.S. Watson
                                   Secretary-Treasurer

                      THE EMPIRE DISTRICT ELECTRIC COMPANY
                                602 Joplin Street
                             Joplin, Missouri 64801

                            ------------------------

                                 PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 27, 2000

     This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Empire District Electric Company, a Kansas corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 27, 2000, and at any and all adjournments of the meeting.

     A form of proxy is enclosed for execution by stockholders. The Proxy reflects the number of shares registered in a stockholder's name directly and, for participants in the Company's Dividend Reinvestment and Stock Purchase Plan, includes full shares credited to a participant's account. Any stockholder giving a proxy has the right to revoke it at any time before the proxy is exercised by written notice to the Secretary-Treasurer of the Company, or a duly executed proxy bearing a later date or voting in person at the meeting.

     A copy of the Annual Report of the Company for the year ended December 31, 1999, has been mailed to each stockholder of record on the record date for the meeting. You are urged to read the entire Annual Report.

     The entire cost of the solicitation of proxies will be borne by the Company. Solicitation, commencing on or about March 29, 2000, will be made by use of the mails, telephone, telegraph and by regular employees of the Company without additional compensation therefore. The Company will request brokers or other persons holding stock in their names, or in the names of their nominees, to forward proxy material to the beneficial owners of such stock or request authority for the execution of the proxies and will reimburse such brokers or other persons for their expense in so doing.

     March 1, 2000 has been fixed as the record date for the determination of stockholders entitled to vote at the meeting and at any adjournment or adjournments thereof. The stock transfer books will not be closed. As of the record date, there were 17,336,923 shares of Common Stock outstanding. Holders of Common Stock will be entitled to one vote per share on all matters presented to the meeting.

                            1. ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes with the directors in each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. During 1999, the Board of Directors held 8 meetings and each of the members of the Board of Directors attended more than 75% of the aggregate of the Board meetings and meetings held by all committees of the Board on which the Director served during the periods that the Director served. Unless otherwise specified, the persons named in the accompanying proxy intend to vote the shares represented by such proxies for the election of Mr. R.D. Hammons, Mr. J.R. Herschend, Mr. M.W. McKinney and Mrs. M.M. Posner as Class I Directors, all of whom are members of the current Board of Directors. Directors will be elected by a plurality of the votes of the stockholders present in person or represented by proxy at the meeting. Any shares not voted (whether by abstention, broker non-vote or votes withheld) are not counted as votes cast for such individuals and will be excluded from the vote.

     While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason one or more shall be unable to do so, proxies will be voted for nominees selected by the Board of Directors.

     The name, age, principal occupation for the last five years, period of service as a Director of the Company and certain other directorships of each Director of the Company are set forth below.

                                CLASS I DIRECTORS
                  (Terms expire in 2000, nominees for election
                    at the Annual Meeting of Stockholders for
                            terms to expire in 2003)

     R.D. Hammons, 66, Chief Executive Officer, Chairman and Director of Hammons Products Company (food processing) until 1999 (retired). Director of the Company since 1983.

     J.R. Herschend, 67, Co-Owner, Co-Founder and Chairman of the Board of Directors of Silver Dollar City, Inc. (entertainment attractions). Director of the Company since January 1994. Director of Ozark Mountain Bank, Branson, Missouri; Director of Central Bancompany, Jefferson City, Missouri.

     M.W. McKinney, 55, President and Chief Executive Officer of the Company since April 1, 1997. Executive Vice President-Commercial Operations of the Company from 1995 to 1997. Executive Vice President of the Company from 1994 to 1995. Vice President-Customer Services of the Company from 1982 to 1994. Director of the Company since 1991.

     M.M. Posner, 60, President and Principal of Posner McCleary Inc., an international advertising, marketing and communications firm. Director of the Company since 1991. Director of United Missouri Bank of Jefferson City, Jefferson City, Missouri.

                               CLASS II DIRECTORS
                             (Terms expire in 2001)

     V.E. Brill, 58, Vice President-Energy Supply of the Company since 1995. Vice President-Finance of the Company from 1983 to 1995. Director of the Company since 1989.

     R.C. Hartley, 52, President of The Hartley Agency (independent insurance agency); Co-Founder and Director of National Information Consortium (electronic commerce). Director of the Company since 1988.

     F.E. Jeffries, 69, Chairman and Director of Phoenix Duff & Phelps Corporation (financial services firm) until 1997 (retired). Director of the Company since 1984. Director of Duff & Phelps Utilities Income Inc., Chicago, Illinois; Duff & Phelps Utilities Tax-Free Income Inc., Chicago, Illinois; Duff & Phelps Utility and Corporate Bond Trust Inc., Chicago, Illinois.

                               CLASS III DIRECTORS
                             (Terms expire in 2002)

     M.F. Chubb, Jr., 66, Senior Vice President of Eagle-Picher Industries Inc. (diversified industrial products) until 1996 (retired). Director of the Company since 1991. Director of Eagle-Picher Industries Inc., Cincinnati, Ohio until 1996 (retired).

     R.L. Lamb, 67, President of the Company from 1982 to March 31, 1997 (retired). Executive Vice President of the Company from 1978 to 1982. Vice President-Customer Services of the Company from 1974 to 1978. Director of the Company since 1978.

     R.E. Mayes, 65, Chairman and Chief Executive Officer of Carmar Group Inc. (underground storage) until 1998 (retired). Director of the Company since 1991. Director of United Missouri Bancshares, Kansas City, Missouri.

Director Compensation

     Each Director of the Company who is not an officer or full-time employee of the Company is paid a monthly retainer for his or her services as a Director at a rate of $12,000 per annum. In addition, a fee of $750 is paid to each such Director for each regular meeting or any special meeting of Directors and for each meeting of a Committee of the Board (the chairman of each Committee receives an additional $250 for each such Committee meeting) which such Director attends in person or by telephone. During 1999, the Board of Directors held eight meetings. The Company's 1996 Stock Incentive Plan permits Directors of the Company to receive shares of Common Stock in lieu of all or a portion of any cash payment for services rendered as a Director. In addition, a Director may defer all or part of any compensation payable for his or her services as such under the terms of the Company's Deferred Compensation Plan for Directors. Amounts so deferred are credited to an account for the benefit of the Director and accrue an interest equivalent at a rate equal to the prime rate. A Director is entitled to receive all amounts deferred in a number of annual installments following retirement, as elected by him or her.

     The Company maintains a Stock Unit Plan for Directors (the "Directors Retirement Plan") to provide directors the opportunity to accumulate retirement benefits in the form of common stock units in lieu of cash which was how benefits accumulated under the previous Cash Retirement Plan for Directors. The Directors Retirement Plan also provided directors the opportunity to convert previously earned cash retirement benefits to common stock units. Each common stock unit earns dividends in the form of common stock units and can be redeemed for one share of common stock upon retirement or death of the director. The number of units granted annually is computed by dividing the director's retainer fee by the fair market value of the Company's common stock on January 1 of the year the units are granted. Common stock unit dividends are computed based on the fair market value of the Company's stock on the dividend's record date. During 1999, 3,441 units were granted for services provided in 1999, and 2,154 units were granted pursuant to the dividend reinvestment plan.

Committees of the Board of Directors

     The Company has an Audit Committee of the Board of Directors. The Audit Committee reviews with the Company's independent auditors the scope and results of its auditing procedures, meets with the Company's internal auditors regarding internal auditing procedures and establishes procedures to assure the adequacy of the accounting practices and internal controls of the Company. The Audit Committee held three meetings during 1999. The members of the Audit Committee are Messrs. Chubb, Hartley and Jeffries and Mrs. Posner.

     The Company has a Compensation Committee of the Board of Directors. The Compensation Committee fixes the compensation of each of the senior officers of the Company and administers certain of the Company's employee benefit plans. The Committee held two meetings during 1999. The members of the Compensation Committee are Messrs. Herschend, Jeffries, Lamb and Mayes and Mrs. Posner.

     The Company has a Nominating Committee of the Board of Directors which meets to suggest to the Board nominees to fill vacancies on the Board of Directors when they occur. The Committee met one time in 1999. The members of the Nominating Committee are Messrs. Chubb, Hammons, Herschend and Mayes. The Nominating Committee will consider nominees recommended by stockholders for election to the Board of Directors. Recommendations of nominees for election should be submitted in writing to the Secretary-Treasurer of the Company, in accordance with the Company's charter and the rules under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the solicitation of proxies. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be considered as a candidate and, if nominated and elected, to serve as Director.

Stock Ownership of Directors and Officers

     The following table shows information with respect to the number of shares of Common Stock of the Company beneficially owned as of March 1, 2000, by each officer of the Company named in the Summary Compensation Table, each Director and the Directors and executive officers of the Company, as a group. The shares reported as beneficially owned include (a) shares owned by certain relatives with whom the Directors or officers are presumed, for proxy statement reporting purposes, to share voting or investment power and (b) shares accrued for the benefit of certain officers under certain employee benefit plans of the Company.

                                                                                           Shares of Common
                                                                                          Stock Beneficially
                     Name                                    Position                           Owned
                     ----                                    --------                     ------------------

M.W. McKinney...............................       President and Chief Executive                 22,738
                                                      Officer
V.E. Brill..................................       Vice President-Energy Supply                   5,275
R.B. Fancher................................       Vice President-Finance                         2,915
C.A. Stark..................................       Vice President-General                         6,433
                                                      Services
W.L. Gipson.................................       Vice President-Commercial                     10,462
                                                      Operations
M.F. Chubb, Jr..............................       Director                                       5,693
R.D. Hammons................................       Director                                       3,224
R.C. Hartley................................       Director                                       6,148
J.R. Herschend..............................       Director                                       1,500
F.E. Jeffries...............................       Director                                      21,524
R.L. Lamb...................................       Director                                      20,493
R.E. Mayes..................................       Director                                         800
M.M. Posner.................................       Director                                       9,600
Directors and executive officers, as a group...................................                 116,805

-------------------------

No Director or officer owns more than 0.5% of the outstanding shares of the Company's Common Stock and the Directors and executive officers as a group own less than 1% of the outstanding shares of the Company's Common Stock.

                            2. EXECUTIVE COMPENSATION

     Set forth below is information concerning the various forms of compensation of each person who was (i) at any time during 1999 the Chief Executive Officer of the Company or (ii) at December 31, 1999, one of the four most highly compensated executive officers of the Company, other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                           Long Term
                                                                                         Compensation
                                                   Annual Compensation                      Awards
                                                                                          Restricted             All Other
         Name and                                                  Other Annual              Stock                Compen-
    Principal Position        Year       Salary       Bonus      Compensation(3)         Awards(s)(1)            sation(2)
    ------------------        ----       ------       -----      ---------------        --------------       -----------------

M.W. McKinney                 1999       $206,750     $70,544           $1,447              $20,537                 $5,671
President and Chief           1998        194,875      25,076              415               13,075                  4,857
  Executive Officer           1997        173,500      21,312            1,264               11,306                  5,174

V.E. Brill                    1999        125,100      15,613              261                7,587                  5,647
Vice President -              1998        125,100      14,157              508                4,137                  4,774
Energy Supply                 1997        124,800       9,800                -                4,781                  4,453

R.B. Fancher                  1999        117,500      12,230                -                7,187                  5,276
Vice President-               1998        115,800       5,143              145                3,595                  4,530
Finance                       1997        114,600       8,183            3,582                4,163                  4,097

C.A. Stark                    1999        104,000      12,387            1,132                6,364                  4,600
Vice President-               1998        100,250       8,464                -                3,422                  3,453
General Services              1997         96,500       9,414            2,317                4,338                  3,184

W.L. Gipson                   1999        112,200      12,405              105                6,386                  3,352
Vice President-               1998        105,750       8,949            2,042                3,940                  2,994
Commercial                    1997         93,784       9,177            8,338                4,144                  2,557
  Operations

----------

(1) As of December 31, 1999, Messrs. McKinney, Brill, Fancher, Stark and Gipson had been awarded 1,457, 638, 531, 524 and 381 shares, respectively, of unvested restricted stock which on such date had values of $32,965, $14,435, $12,014, $11,855 and $8,620, respectively. Messrs. McKinney,
     Brill, Fancher, Stark and Gipson were awarded 923, 341, 323, 286 and 287 shares, respectively, of unvested restricted stock on February 3, 2000, with respect to their 1999 employment. Dividend equivalents are paid on such shares. All of the foregoing shares were awarded pursuant to the Company's 1996 Stock Incentive Plan.

(2) Included for 1999: (a) Company matching contributions under the Company's 401(k) Retirement Plan in the amounts of $3,805, $3,753, $3,509, $3,086 and $3,154 for Messrs. McKinney, Brill, Fancher, Stark and Gipson, respectively, and (b) Company payments of premiums for term life insurance on behalf of Messrs. McKinney, Brill, Fancher, Stark and Gipson in the amounts of $1,866, $1,894, $1,766, $1,515, and $198, respectively.

(3)  Includes payment to Mr. Gipson of $8,275 for relocation expenses in 1997.

Retirement Plans

     The Company maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted under certain conditions. The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") which covers officers of the Company who are participants in the Retirement Plan. The SERP is intended to provide benefits which, except for the application of the limits of Section 415 and Section 401(a)(17) of the Code, would have been payable under the Retirement Plan. The SERP is not qualified under the Code and benefits payable thereunder are paid out of the general funds of the Company.

     The following table shows estimated maximum annual benefits payable following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and Years of Credited Service classifications. These amounts are based on an assumed final rate of compensation and retirement at normal retirement age of 65 and are approximated without consideration of any reduction which would result from various options which may be elected prior to actual retirement.

                               PENSION PLAN TABLE

       Average Annual                                     Years of Credited Service(b)
         Earnings(a)            15 Years       20 Years       25 Years      30 Years      35 Years      40 Years
         -----------            --------       --------       --------      --------      --------      --------

 75,000...................        16,313        21,750          27,188        32,625        38,063        44,157
100,000...................        22,407        29,875          37,344        44,813        52,282        60,407
125,000...................        28,501        38,000          47,501        57,000        66,501        76,657
150,000...................        34,594        46,125          57,657        69,188        80,719        92,907
175,000...................        40,688        54,250          67,813        81,375        94,938       109,157
200,000...................        46,782        62,375          77,969        93,563       109,157       125,407
225,000...................        52,876        70,500          88,126       105,750       123,376       135,000
250,000...................        58,969        78,625          98,282       117,938       135,000       135,000
275,000...................        65,063        86,750         108,438       130,125       135,000       135,000
300,000...................        71,157        94,875         118,594       135,000       135,000       135,000

(a) "Average Annual Earnings" is the average annual compensation over the five consecutive years within the ten-year period prior to termination of employment which produces the highest average. The compensation used to calculate such average for a salaried employee is the aggregate of the employee's annual compensation which generally corresponds with the employee's salary and incentive compensation. The earnings of Messrs. McKinney, Brill, Fancher, Stark and Gipson covered by the plans correspond substantially to such amounts shown for them in the Summary Compensation Table.

(b) As of December 31, 1999, Messrs. McKinney, Brill, Fancher, Stark and Gipson, had accrued 32, 37, 28, 19 and 18 Years of Credited Service, respectively, under the Retirement Plan and the SERP.

Severance Pay Plan

     The Company has a severance pay plan (the "Severance Plan") which provides certain key employees with severance benefits following a change in control of the Company. A change in control generally includes: (i) certain events relating to the continued existence of the Company in its current form; (ii) an acquisition by any person of 10% or more of the securities entitled to vote in the election of Directors; or (iii) the current Directors, or their approved successors, no longer constitute a majority of the Board of Directors. A change of control was decreed to occur on September 3, 1999 when the Company's shareholders voted in favor of the Company's merger with UtiliCorp United Inc. Certain executive officers and senior managers of the Company have been selected by the Compensation Committee of the Board of Directors to enter into one-year agreements pursuant to the Severance Plan which are automatically extended for one-year terms unless the Company has given prior notice of termination.

     A participant in the Severance Plan is entitled to receive certain benefits in the event of certain involuntary terminations of employment occurring (including terminations by the employee following certain changes in duties, benefits, etc. that are treated as involuntary terminations) within three years after a change in control, or a voluntary termination of employment occurring between twelve and eighteen months after a change in control. A senior officer participant would be entitled to receive benefits of three times such participant's annual compensation. A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with the Company with a minimum of 17 weeks. Payments to participants resulting from involuntary terminations are to be paid in a lump sum within 30 days following termination, while payments resulting from voluntary termination are paid in monthly installments and cease if the participant becomes otherwise employed. In addition, all restricted stock held by a participant vests upon voluntary or involuntary termination after a change of control (which occurred as noted above, on September 3, 1999). Also, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and other employee benefit plans of the Company in existence at the time of the change in control. If any payments are subject to the excise tax on "excess parachute payments" under Section 4999 of the Code, senior officer participants are also entitled to an additional amount essentially designed to put them in the same after-tax position as if this excise tax had not been imposed.

Compensation Committee Report on Executive Compensation

     The Company's executive compensation policies are designed to enable the Company to attract and retain high caliber individuals for key positions while at the same time linking their compensation to the Company's financial performance and their own performance. The linkage between compensation and performance is accomplished by dividing executive compensation into two components: a base salary that is set at the beginning of the year and incentive compensation that is determined at the end of the year based on the extent to which specific, predetermined goals were achieved. Depending on the extent to which these goals are met, the Company's senior executives can earn total compensation which is above, at or below the level of senior executive compensation at comparable electric utilities.

     At the beginning of each year, the Committee determines a target total compensation amount for each senior executive, including the President and Chief Executive Officer. To determine this amount for the President and Chief Executive Officer, the Committee first takes the mid-point of the range of total compensation paid to executives in positions comparable to that of the Company's President and Chief Executive Officer at other utilities. The Committee then determines a corresponding amount for each other senior officer based on a comparison of the officer's responsibilities with those of the President and Chief Executive Officer. The resulting amount is adjusted for each senior officer to reflect the officer's experience and performance. In determining the appropriate mid-point amounts in 1999, the Committee relied primarily upon an industry compensation study prepared by a management consulting firm and, in addition, took into account increases in compensation for businesses generally in 1999 predicted by various consulting firms and recent compensation increases received by the Company's employees. A greater number of companies were included in the management consulting firm's study than are included in the Standard & Poor's Electric Companies Index used in the Performance Chart. The companies included in that study are, for the most part, either electric or electric and gas utilities.

     The Company's total compensation package for senior executives, including the President and Chief Executive Officer, has an incentive compensation component. Executives can earn incentive compensation based on the extent to which Company and personal performance goals are met. In 1999, the areas in which performance was measured in determining incentive compensation and the relative weighting of each area were: (1) the Company's return on common equity compared to that of all other electric utilities reported in an industry survey of approximately 75 electric and gas utilities over a five-year period (40%),
(2) reduction of controllable ex-
penses over a five-year period (20%), (3) control of fuel and purchase power expenses (20%) and (4) for each senior officer, the achievement of predetermined personal goals for the year (20%).

     In each of these four areas, three performance levels, "threshold," "par" and "maximum," are set at the beginning of the year. For executives to receive any incentive compensation based on any particular performance measure, at least the "threshold" level of performance must have been achieved. Greater incentive compensation is payable if the "par" or "maximum" performance level is achieved. If the par level objective in each of the four performance areas is achieved, each senior executive would receive incentive compensation which, when added to base salary, would equal the individual's target total compensation. In 1999, the Company achieved a level midway between threshold and par performance for return on equity, the par level of performance for reduction of controllable expenses and the maximum level of performance for control of fuel and purchase power expenses.

     Regardless of the extent to which the four performance criteria are met in any year, no incentive compensation is payable in any year in which the Company does not pay dividends per share of Common Stock at least equal to the dividends per share paid in the preceding year. In 1999, the dividends paid on each share of the Company's Common Stock were equal to those paid in 1998.

     The Company's incentive compensation policy also seeks to encourage senior executives to hold down the Company's electric rates, so that the Company can remain competitive with alternate energy suppliers by adjusting incentive compensation otherwise payable to reflect the level of the Company's residential electric rates compared to those of the 12 other utilities in the Company's geographic area. The adjustment ranges from a 10% increase in incentive compensation if the Company has the lowest rates in the comparison group to elimination of incentive compensation if the Company is one of the four companies in the comparison group with the highest rates. In 1999, Empire had the sixth lowest retail electric rates of the 13 utilities, which resulted in an adjustment to incentive compensation which was 70% of full value.

     Incentive compensation is typically paid one-half in cash at the end of the year and one-half in Common Stock. The Common Stock portion of incentive compensation is restricted stock that generally is not issued unless the recipient continues to be employed by the Company for three years after the stock is awarded. The three-year vesting period is intended to encourage continuity among the Company's senior executives. In addition, by increasing the stock ownership of senior management, it is believed that these individuals will have an even greater incentive to advance the interests of the Company's stockholders.

     The senior executive officers are also eligible for lump sum incentive awards. The incentive awards, which pertain to all non-bargaining unit employees, are based on a "pay for results" approach and reward those employees who make significant contributions to the overall success of the Company. Base and incentive objectives are set each year by an employee and his supervisor, which in the case of the President and Chief Executive Officer is the Compensation Committee. Base objectives must be met to be eligible for the lump sum incentive awards, and employees accomplishing one or more of their incentive objectives are then awarded a lump sum incentive award which is allocated from an incentive pool. In 1999, all the senior executive officers received a lump sum incentive award.

     In 1999, the President and Chief Executive Officer's base salary was increased 6.1% above its 1998 level reflecting his leadership in controlling expenses and exploring operating options for the Company. Mr. McKinney's incentive compensation is based on the same factors as the incentive compensation of the other senior executive officers, although a greater percentage of his target total compensation is comprised of incentive compensation. As a result of the level of attainment of performance goals, the sum of Mr. McKinney's base salary and his incentive compensation for 1999 was approximately 95.9% of his target total compensation. In addition, Mr. McKinney received a lump sum incentive award as a result of meeting his base and incentive objectives and negotiating the merger agreement.

     Based on the Company's current level of executive compensation, the Committee does not believe it necessary to adopt a policy with respect to
Section 162(m) of the Code at this time.

F.E. Jeffries, Chairman
J.R. Herschend
R.E. Mayes
M.M. Posner

Comparison of Stockholder Returns

Set forth below is a graph and table indicating the value at the end of the specified years of a $100 investment made on December 31, 1994, in Company Common Stock and similar investments made in the securities of the companies in the Standard & Poor's 500 Composite Index ("S&P 500 Composite") and the Standard & Poor's Electric Companies Index ("Electric Companies"). The graph and table assume that dividends were reinvested when received.

GRAPHIC OMITTED




                   The Empire District         Electric            S&P 500
                     Electric Company          Companies          Composite

   1994                      $100.00              $100.00            $100.00
   1995                       119.97               131.09             137.58
   1996                       134.89               130.88             169.17
   1997                       151.54               165.23             225.60
   1998                       203.10               190.80             290.08
   1999                       195.53               153.84             351.12

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange reports of changes in ownership of the Company's equity securities. Securities and Exchange Commission regulations require that Directors and executive officers furnish to the Company copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all its officers and directors complied with applicable
Section 16(a) filing requirements.

                                3. OTHER MATTERS

     PricewaterhouseCoopers LLP have been the Company's independent auditors since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting for the purpose of answering questions which any stockholder may wish to ask, and such representatives will have an opportunity to make a statement at the meeting.

     The Company knows of no other matter to come before the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their judgment on such other matters.

                            4. STOCKHOLDER PROPOSALS

     The 2001 Annual Meeting is tentatively scheduled to be held on April 28, 2001. Specific proposals of stockholders intended to be presented at that meeting (1) must comply with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and the Company's Articles of Incorporation, and (2) if intended to be included in the Company's proxy materials for the 2001 Annual Meeting, must be received at the principal office of the Company not later than November 29, 2000. If the date of the 2001 Annual Meeting is changed by more than 30 days from April 27, 2001, stockholders will be advised of such change and of the new date for submission of proposals.

Dated:   March 29, 2000

                             ----------------------

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                      PROXY

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF
                      THE EMPIRE DISTRICT ELECTRIC COMPANY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints M.W. MCKINNEY, R.B. FANCHER and J.S. WATSON, or any one of them, with power of substitution, as attorneys and proxies to appear and vote all shares of Common Stock standing in the name of the undersigned, with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Empire District Electric Company to be held at the John Q. Hammons Convention Center, 3615 South Range Line, in the City of Joplin, State of Missouri, on the 27th day of April, 2000 at 10:30 a.m., Joplin time, and at any and all adjournments and postponements thereof, in the manner indicated on the reverse thereof.

                         (Continued on the reverse side)




                              FOLD AND DETACH HERE

                               [GRAPHICS OMITTED]
                              SERVICES YOU COUNT ON


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF THE COMPANY. The Board of Directors recommends a vote FOR (1).

     (1)  The election of Directors.


FOR the election of Directors in accordance with the       WITHHOLD AUTHORITY to vote for all nominees listed
provisions of the accompanying proxy statement (except     below.
as marked to the contrary below).

(INSTRUCTION: You may withhold authority to vote for any individual nominee by striking a line through the nominee's name below:) Class I (to serve until the 2003 Annual Meeting): R.D. Hammons, J.R. Herschend, M.W. McKinney, and M.M. Posner.

     (2) Upon any other matter which may properly come before the meeting in their discretion.

                                          Every properly signed proxy will
                                          be voted in the manner specified
                                          hereon and, in the absence of
                                          specification, will be voted FOR
                                          Item (1).

                                          The undersigned hereby acknowledges
                                          receipts of the Notice of Annual
                                          Meeting of Stockholders and
                                          Proxy Statement annexed thereto
                                          and of the Company's Annual Report
                                          for 1999.


Signature                 Signature                     Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              FOLD AND DETACH HERE


[GRAPHICS OMITTED]
SERVICES YOU COUNT ON


Dear Shareholder:

     We will hold the 2000 Annual Meeting of Shareholders of The Empire District Electric Company on Thursday, April 27, 2000, at 10:30 a.m., at the John Q. Hammons Convention Center, 3615 South Range Line (Intersection of Highway 71 and Interstate 44), Joplin Missouri. I cordially invite you to attend.

     Whether or not you plan to attend the meeting, please detach the proxy card above, complete it and return it in the envelope provided. Your vote is important to us.

                                   Sincerely,

                                   /s/ Myron W. McKinney

                                   Myron W. McKinney
                                   President and Chief Executive Officer